EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2005, except for note 6, as to which the date is March 7, 2005, relating to the consolidated financial statements and financial statement schedule of Miller Industries, Inc. and subsidiaries, and our report dated April 30, 2005, with respect to Miller Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the amended annual report on Form 10-K/A of Miller Industries, Inc. for the year ended December 31, 2004.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee
August 11, 2005